Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-109185, 333-118764, 333-91755, 333-52852, 333-132100, 333-161516, 333-75243, and 333-185757 on Form S-8 and Registration Statement Nos. 333-43449, 333-110107, 333-108843, 333-155495, and 333-184717 on Form S-3 of our report dated July 31, 2015 (October 26, 2015 as to the effects of the retrospective adjustments in Note 1, 10, 15, and 22), relating to the consolidated financial statements of Microsoft Corporation and subsidiaries (the “Company”), appearing in this Current Report on Form 8-K of Microsoft Corporation, dated October 26, 2015.

/S/ DELOITTE & TOUCHE LLP

Seattle, Washington

October 26, 2015